Exhibit 10.1

Genpact LLC Executive Deferred Compensation Plan

ARTICLE 1

Establishment of Plan; Purpose

1.1Establishment of the Plan.  The Company hereby adopts and establishes, effective as of the Effective Date, an unfunded deferred compensation plan for Eligible Employees, which shall be known as the Genpact LLC Executive Deferred Compensation Plan.

1.2Purpose of Plan.  The purpose of the Plan is to provide a select group of management or highly compensated employees (within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA) who contribute significantly to the future business success of the Company with the opportunity to defer the receipt of income that would otherwise become payable to them.  The Plan also provides the Company with the ability to make discretionary supplemental employer contributions on behalf of designated Participants.

ARTICLE 2

Definitions

The following terms, when used in the Plan with initial capital letters, shall have the meaning given to them in this Article unless a different meaning is clearly intended by the context.

2.1“Acceleration Events” has the meaning set forth in Section 7.5 hereof.

2.2“Account” means a bookkeeping account(s) established in the name of each Participant and maintained by the Company to reflect a Participant’s interests under the Plan.  A Participant’s Account may be divided into subaccounts as the Plan Administrator deems appropriate.

2.3“Base Salary” means the annual rate of base pay paid by the Employer to or for the benefit of the Participant for services rendered.

2.4“Beneficiary” means any person or entity, designated in accordance with Section 11.7, entitled to receive benefits that are payable after a Participant’s death pursuant to the terms of the Plan.

2.5“Benefit Commencement Date” means the Participant’s Separation from Service or specified date irrevocably designated for distribution by the Participant with respect to Deferred Compensation, as set forth in Section 5.4 (or Section 5.7, if applicable).

2.6“Bonus Compensation” means (a) performance-based compensation earned by a Participant under any bonus or cash incentive plan maintained by the Employer relating to a performance period of one year or more or (b) discretionary bonus compensation paid to a

Participant by the Employer; provided, however, that Bonus Compensation shall not include any guaranteed bonus earned by a Participant or any commission-related bonuses.

2.7“Claimant” has the meaning set forth in Section 10.1.

2.8“Code” means the U.S. Internal Revenue Code of 1986, as amended, or any successor statute, and the Treasury Regulations and other authoritative guidance issued thereunder.

2.9“Company” means Genpact LLC, or any successor thereto.

2.10“Deferral Election” means an election by an Eligible Employee to defer Eligible Compensation, or Supplemental Employer Contributions if permitted by the Plan Administrator, in accordance with the terms of the Plan.

2.11“Deferred Compensation” means deferrals at the election of an Eligible Employee of Eligible Compensation credited to a Participant’s Account.

2.12“Distribution Date” means the February 1 or August 1 (or such other date(s) as may be designated by the Member), next following the Participant’s Separation from Service; provided in no event will the Distribution Date be sooner than the first day of the seventh month following the Participant’s Separation from Service.

2.13“Effective Date” means July 1, 2018.

2.14“Election Notice” means the notice or notices established from time to time by the Plan Administrator for making Deferral Elections under the Plan.  The Election Notice includes the amount or percentage of Eligible Compensation to be deferred (subject to any minimum or maximum amounts established by the Plan Administrator) and with respect to Deferral Elections credited to a Participant’s Account, the form of payment, and the Benefit Commencement Date, in accordance with ARTICLE 4 and ARTICLE 5.  Each Election Notice shall become irrevocable as of the last day of the Election Period.

2.15“Election Period” means the period established by the Plan Administrator with respect to each Plan Year during which Deferral Elections for such Plan Year must be made, as set forth in Section 5.2 and in accordance with Section 409A.

2.16“Eligible Compensation” means the amount of an Eligible Employee’s Base Salary plus Bonus Compensation.

2.17“Eligible Employee” means an Employee who is at the Band 1 level or above, and such other key management or highly compensated Employee, in both cases as selected by the Member in its discretion as eligible to participate in the Plan.  The Member shall select Eligible Employees initially eligible to participate in the Plan prior to the Effective Date.  Thereafter, the Member may select other (including newly eligible) Eligible Employees quarterly (in March, June, September and December), or pursuant to such other schedule as established by the Plan Administrator.

2.18“Employee” means, unless determined otherwise by the Plan Administrator in its discretion, who is a regular, full-time U.S. employee of an Employer who provides services in the U.S. and whose compensation is paid in full on the U.S. payroll system (and is not split between U.S. and non-U.S. payroll systems).

2.19“Employer” means the Company or a Participating Employer.

2.20 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.21“FICA Amount” has the meaning set forth in Section 7.5(b).

2.22“Member” means Genpact International, Inc. or it’s successor

2.23“Participant” means an Eligible Employee who elects to participate in the Plan by filing an Election Notice in accordance with ARTICLE 4 and ARTICLE 5 and any former Eligible Employee who continues to be entitled to a benefit under the Plan.

2.24“Participating Employer” means each subsidiary or affiliate of the Company that is listed on the attached Exhibit A, which the Member has designated as a “Participating Employer” in the Plan and each additional subsidiary or affiliate that the Member subsequently determines shall become a “Participating Employer” in the Plan.

2.25“Plan” means this Genpact LLC Executive Deferred Compensation Plan, as amended from time to time.

2.26“Plan Administrator” means the Vice President of Human Resources, North America or Vice President, Global Compensation and Benefits, or such other individual(s) to whom the Member delegates authority to act as Plan Administrator for purposes of the Plan.

2.27“Plan Year” means the twelve consecutive month period that begins on January 1 and ends on the following December 31, except that the first Plan Year shall be the period beginning on the Effective Date and ending on December 31, 2018.

2.28“Section 409A” means Section 409A of the Code and the regulations thereunder.

2.29“Separation from Service” means a Participant’s separation from service with the Employer and its affiliates, which constitutes a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. Section 1.409A-1(h).

2.30“Supplemental Employer Contribution” means an amount that may be credited to a Participant’s Account by an Employer.  Whether a Supplemental Employer Contribution will be made and, if so, the amount of any Supplemental Employer Contribution, is in the sole discretion of the Member.

2.31“State, Local, and Foreign Tax Amount” has the meaning set forth in Section 7.5(e).

ARTICLE 3

PARTICIPATION

3.1Participation.  Each Eligible Employee who completes a Deferral Election in accordance with ARTICLE 4 and ARTICLE 5, and provides such data as is required by the Plan Administrator, shall participate in the Plan in accordance with ARTICLE 4 and ARTICLE 5.  An Eligible Employee who has not completed a Deferral Election but for whom the Member, in its sole discretion, credits Supplemental Employer Contributions shall also participate in the Plan in accordance with its terms.

3.2Cessation of Participation.  If a Participant ceases to be an Eligible Employee during a Plan Year, then the Participant shall not be permitted to make new Deferral Elections or receive Supplemental Employer Contributions following such cessation.

3.3Participant Consent.  By becoming a Participant, an Eligible Employee shall for all purposes be deemed conclusively to have consented to the provisions of the Plan and to all subsequent amendments thereto.

ARTICLE 4

CONTRIBUTIONS AND VESTING

4.1Deferral Election.  A Participant may elect to defer receipt of between 1% and 80% of the Participant’s Base Salary and between 1% and 100% of Bonus Compensation (or such other minimum and maximum amounts as determined by the Plan Administrator), in increments of 1% only, by completing an Election Notice and submitting it in accordance with Plan procedures during the Election Period.  The Election Notice shall also specify the form of payment as set forth in Section 5.3 and the Benefit Commencement Date as set forth in Section 5.4.  Unless otherwise specified by the Plan Administrator, Base Salary and/or Bonus Compensation deferred under this Section 4.1 shall be credited to a Participant’s Account as soon as practical after the date such amounts would have otherwise been payable to the Participant.

4.2Supplemental Employer Contributions.  In its sole discretion, the Member may make Supplemental Employer Contributions to the Account of any Participant equal to the amount or formula determined by the Member, in its sole discretion.  Supplemental Employer Contributions shall be credited at such times and in such amounts as approved by the Member, in its sole discretion.  If made, Supplemental Employer Contributions need not be uniform nor made to the Accounts of all Participants and a Participant who receives a Supplemental Employer Contribution in one year may or may not receive a discretionary Supplemental Employer Contribution in a subsequent year.

4.3Vesting.

(a)Amounts Deferred.  A Participant shall be 100% vested at all times in the amount of Eligible Compensation elected to be deferred under this Plan, including any earnings thereon as described in ARTICLE 6.

(b)Supplemental Employer Contributions.  A Participant’s Supplemental Employer Contributions, including any earnings thereon as described in ARTICLE 6, shall become vested as determined by the Member at the time the Supplemental Employer Contribution has been approved by the Member, provided that if no vesting schedule is established at that time, the Supplemental Employer Contribution shall vest over a period of two years, with 50% of the Supplemental Employer Contribution vesting on the one year anniversary following the date on which the Supplemental Employer Contribution was approved by the Member and the remaining 50% of the Supplemental Employer Contribution vesting on the second such anniversary, subject in each case to the Participant’s continuing service with the Employer.

ARTICLE 5

Election ProceDures

5.1Deferral Elections.  An Eligible Employee shall have the opportunity to make a Deferral Election for each Plan Year during the Election Period for such year, in accordance with Section 4.1 and this ARTICLE 5 and any procedures established by the Plan Administrator.  A Deferral Election shall be effective only for the Plan Year for which it is made and shall not apply to any future Plan Year. An Eligible Employee must file a separate Deferral Election for each Plan Year in order to defer Eligible Compensation for such Plan Year.

5.2Election Period.

(a)General Rule.  Except as provided in subsections (b), (c) and (d) below, the Election Period shall end no later than the last day of the Plan Year immediately preceding the Plan Year in which the services will be rendered to which the Eligible Compensation subject to the Deferral Election relates, or such earlier period as may be set by the Plan Administrator in its sole discretion.

(b)Performance-based Compensation.  If any Bonus Compensation constitutes “performance-based compensation” within the meaning of Treas. Reg. Section 1.409A-1(e), then, to the extent permitted by the Plan Administrator, the Election Period for such amounts shall end no later than six months before the end of the performance period for which the Bonus Compensation is earned (and in no event later than the date on which the amount of the Bonus Compensation becomes readily ascertainable).

(c)Newly Eligible Employees.  Notwithstanding the foregoing subsection (a), if an individual first becomes an Eligible Employee during a Plan Year, the Eligible Employee may make a Deferral Election for such Plan Year with respect to Base Salary so long as the Eligible Employee files the Election Notice on or before the date that is 30 days after the date on which the individual first becomes an Eligible Employee.  The Deferral Election shall apply only to Base Salary earned with respect to services performed after the date on which the Eligible Employee files his or her Election Notice. If an individual first becomes an Eligible Employee during a Plan Year, the Eligible Employee shall not be eligible to make a Deferral Election with respect to Bonus Compensation earned in such Plan Year, and shall only be eligible to make a Deferral Election in accordance with ARTICLE 4 and ARTICLE 5 for Bonus Compensation to be earned in a succeeding Plan Year.

(d)Special Rules for First Plan Year.  For the first Plan Year beginning on the Effective Date, the Election Period with respect to deferral of (i) any Bonus Compensation that constitutes “performance-based compensation” within the meaning of Treas. Reg. Section 1.409A-1(e) shall end on June 30, 2018 and (ii) any other Eligible Compensation shall end on June 30, 2018 and shall become effective only with respect to such other Eligible Compensation earned commencing August 1, 2018.

5.3Form of Payment.  A Participant may elect to receive his or her Deferred Compensation in a single sum payment or annual installment payments over a term of up to fifteen years.  The form in which the Participant elects to receive payment of his or her Deferred Compensation for a Plan Year shall be irrevocably elected on the Participant’s Election Notice as described in this ARTICLE 5.  If a Participant does not make an election with respect to the form of payment for the Participant’s Deferred Compensation, such Deferred Compensation shall be paid in a lump sum.

5.4Time of Payment Election.

(a)Timing of Payment.  A Participant shall elect (on the Participant’s Election Notice) to receive or commence payment of the Participant’s Deferred Compensation, in the form elected in Section 5.3, either (i) in any year that is at least two years following the Plan Year (or the end of the performance period with respect to Bonus Compensation, if applicable) for which such election is made, subject to subsection (b) below, or (ii) upon the Participant’s Separation from Service.

(b)Benefit Commencement Date.  The time (whether a specified year or Separation from Service) which the Participant irrevocably elects on the Participant’s Election Notice to receive, or commence receiving, payment of his or her Deferred Compensation shall be referred to as the Benefit Commencement Date. For the avoidance of doubt, if a Participant elects to receive payments in installments in accordance with Section 5.3 beginning in a specified year, and the Participant has a Separation from Service after the installment payments have begun, the payments shall continue on the regularly scheduled payment dates.

5.5Default Election.  If a Participant does not make an election with respect to the form of payment and/or the Benefit Commencement Date for the Participant’s Deferred Compensation, such Deferred Compensation shall be paid in a lump sum upon the Participant’s Separation from Service.

5.6Supplemental Employer Contributions.  Except as otherwise designated by the Member at the time it authorizes Supplemental Employer Contributions with respect to a Participant, Supplemental Employer Contributions (adjusted for notional earnings) shall be distributed upon the Participant’s Separation from Service in the form of payment elected by the Participant for payments of the Participant’s Deferred Compensation made upon a Separation from Service.

5.7Change of Time and/or Form of Payment.  A Participant may subsequently amend the form of payment or the Benefit Commencement Date by filing such amendment with the Plan Administrator.  However, each amendment must provide for a payout as otherwise permitted under this Section at a date no earlier than five years after the date of payment in force immediately prior to the filing of such amendment request, the amendment may not take effect for twelve months after the request is made, and if the Participant designated a specified year as the Benefit Commencement Date (as set forth in Section 5.4(a)(i) above), the amendment must be made not less than twelve months before the payment is scheduled to be paid (i.e., at least a year prior to February 1 of the payment year).  A Participant who has previously elected to receive his or her distribution in the form of installments may only make an election under this Section 5.7 at least a year before the first of the installment payments is made.  For purposes of this Section 5.7, a payment of amounts under this Plan, including the payment of annual installments over a number of years, shall be treated as a single payment, as provided in Treas. Reg. §1-409A-2(b)(2)(iii).  Any amendment under this Section 5.7 must be made in accordance with the requirements of Section 409A. A Participant may continue to change the time and/or form of payment in accordance with this paragraph for a period of up to ten years following the Participant’s Separation from Service with the Company or otherwise becoming ineligible to participate in the Plan.

ARTICLE 6

ACCOUNTS AND INVESTMENTS

6.1Establishment of Accounts.  The Company shall establish and maintain an Account for each Participant.  The Company may establish more than one Account on behalf of any Participant as deemed necessary by the Plan Administrator for administrative purposes.  Each Account shall be maintained for bookkeeping purposes only.  Neither the Plan nor any of the Accounts established under the Plan shall hold any actual funds or assets.

6.2Notional Returns.

(a)Notional Returns.  Each Participant’s Account shall be credited with earnings and debited with losses in accordance with the return on the hypothetical investment returns on one or more investment funds selected by the Participant among designated by the Plan Administrator, which constitute a “predetermined actual investment” as described in the regulations issued under Section 409A.  The investment funds shall be used only for purposes of measuring the return on the Participant’s Account, and no Participant shall have any interest in any actual investment fund.  The Company shall calculate the return on the hypothetical investments in investment funds on a quarterly or more frequent basis.

(b)Notional Investment Procedures.  The Plan Administrator shall establish procedures by which Participants can change their investment elections among the available investment alternatives.

(c)Cessation of Accruals.  Notwithstanding anything to the contrary, deemed earnings and losses shall cease accruing for a period of time prior to payment of the Participant’s Account balance (or portion thereof) for administrative purposes related to distributing Plan benefits, as determined by the Plan Administrator in its discretion.

6.3Statements.  To the extent that the Company does not arrange for Account balances to be accessible online by the Participant, the Plan Administrator shall provide to each Participant a statement showing the balances in the Participant’s Account no less frequently than annually.

ARTICLE 7

Distribution of Participant Accounts

7.1Distribution.  A Participant’s Plan benefit payable upon a designated year shall be paid or commence on February 1 of such designated year (or as soon as administratively practicable thereafter, but in no event later than the end of the designated year) and a Participant’s Plan benefit payable upon a Separation from Service shall be paid on the Distribution Date, in each case in the form irrevocably elected by the Participant under Section 5.3 (or deemed elected under Section 5.5 if applicable).  The Participant’s Account shall continue to be adjusted for earnings or losses calculated in accordance with his or her elections under ARTICLE 6 until the date upon which the Participant’s entire Account balance is distributed, or such earlier time as set forth in Section 6.2(c).

7.2Installment Payments.  If a Participant has elected to receive his or her Deferred Compensation in annual installments, the first annual installment shall become payable on date described in Section 7.1.  All subsequent installment payments shall be made each year on the anniversary of such date.  The Participant’s Account shall continue to be adjusted for earnings or losses calculated in accordance with his or her elections until the date on which the Participant’s entire Account balance is distributed, or such earlier time as set forth in Section 6.2(c).  Each annual payment shall be calculated by dividing the remaining value of the Account (or portion thereof subject to the applicable Deferral Election) by the number of remaining annual installment payments to be made to the Participant.

7.3Death.  In the event of a Participant’s death prior to the Participant’s Benefit Commencement Date, the Participant’s Account shall be distributed to the Participant’s Beneficiary in a lump sum within 60 days following the Participant’s death.  In the event of a Participant’s death on or after the Participant’s Benefit Commencement Date, the Beneficiary of such Participant shall receive the Participant’s Account in accordance with the Participant’s election(s) as to the time and form of payment in effect at the Participant’s death.  The Account shall continue to accrue earnings or losses in accordance with ARTICLE 6, until such time as the Account is distributed, or such earlier time as set forth in Section 6.2(c).

7.4Unforeseeable Emergency.

(a)Upon the occurrence of an “unforeseeable emergency” (as defined in subsection (b) below and in accordance with Section 409A), a Participant shall be eligible to receive payment of the Participant’s vested Deferred Compensation, but only in an amount reasonably necessary to satisfy the unforeseeable emergency (including reasonably anticipated taxes resulting from such a payment) and only to the extent that such an unforeseeable emergency cannot be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets to the extent such liquidation would not result in a financial hardship, or (iii) by cessation of Elective Deferrals.

(b)For purposes of this Section 7.4, an “unforeseeable emergency” is a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  Unforeseeable emergency distributions shall be administered in accordance with Section 409A.

(c)Notwithstanding anything in the Plan to the contrary, if a Participant receives a payment upon an unforeseeable emergency, the Participant’s Deferral Elections shall cease for the remainder of the Plan Year.

7.5Permissible Acceleration Events.  Notwithstanding anything in the Plan to the contrary, the Company, in its sole discretion, may accelerate the distribution of all or a portion of a Participant’s Account upon the occurrence of any of the events (“Acceleration Events”) set forth in this Section 7.5.  The Company’s determination of whether distribution may be accelerated in accordance with this Section 7.5 shall be made in accordance with Treas. Reg. Section 1.409A-3(j)(4).

(a)Limited Cashouts.  The Company may accelerate distribution of a Participant’s Account to the extent that (i) the aggregate amount in the Participant’s Account does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, (ii) the distribution results in the termination of the Participant’s entire interest in the Plan and any plans that are aggregated with the Plan pursuant to Treas. Reg. Section 1.409A-1(c)(2), and (iii) the Company’s decision to cash out the Participant’s Account is evidenced in writing no later than the date of distribution.

(b)Payment of Employment Taxes.  The Company may accelerate distribution of all or a portion of a Participant’s Account (i) to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code (the “FICA Amount”), or (ii) to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount and the additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes; provided, however, that the total payment under this subsection (b) shall not exceed the FICA Amount and the income tax withholding related to the FICA Amount.

(c)Distribution Upon Income Inclusion.  The Company may accelerate distribution of all or a portion of a Participant’s Account to the extent that the Plan fails to meet the requirements of Section 409A, provided that, the amount accelerated shall not exceed the amount required to be included in income as a result of the failure to comply with Section 409A.

(d)Termination of the Plan.  The Company may accelerate distribution of all or a portion of a Participant’s Account upon termination of the Plan in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).

(e)Payment of State, Local, or Foreign Taxes.  The Company may accelerate distribution of all or a portion of a Participant’s Account in accordance with Treas. Reg. Section 1.409A-3(j)(4)(xi) for:

(i)the payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the Participant (the “State, Local, and Foreign Tax Amount”), provided, however, the accelerated payment amount shall not exceed the taxes due as a result of participation in the Plan, and/or

(ii)the payment of income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and the payment of the additional income tax at source on wages imposed under Section 3401 of the Code attributable to the additional Section 3401 wages and taxes; provided however, the accelerated payment amount shall not exceed the aggregate of the State, Local, and Foreign Tax Amount and the income tax withholding related to such amount.

7.6Certain Offsets.  The Company may accelerate distribution of all or a portion of the Participant’s Account to satisfy a debt of the Participant to the Employer incurred in the ordinary course of the service relationship between the Employer and the Participant, provided, however, the amount accelerated shall not exceed $5,000 and the distribution shall be made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

7.7Payments Subject to Section 162(m). Notwithstanding anything in the Plan to the contrary, the Company may, in its sole discretion, delay payments if the Member reasonably anticipates that if the payment is made as scheduled, the Company’s deduction with respect to such payment would not be permitted to due Code Section 162(m).  If payment is delayed pursuant to this paragraph, then the payment must be made during the Company’s first taxable year in which the Member reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be limited or barred by application of Code Section 162(m).

ARTICLE 8

Plan Administration

8.1Administration By Member.  The Plan shall be administered by the Member, which shall have the authority to:

(a)construe and interpret the Plan and apply its provisions;

(b)promulgate, amend, and rescind rules, regulations, forms, and procedures relating to the administration of the Plan;

(c)authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(d)determine minimum or maximum amounts, and the types of compensation, that Participants may elect to defer under the Plan;

(e)select, subject to the limitations set forth in the Plan, those Employees who shall be Eligible Employees;

(f)calculate deemed earnings and losses on Accounts;

(g)interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission in the Plan and any instrument, Election Notice, or agreement relating to the Plan; and

(h)exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

The Member may delegate day to day administration of the Plan to the Plan Administrator.  Notwithstanding anything to the contrary, the Member may take any action delegated to the Plan Administrator under the terms of the Plan, and any authority of the Plan Administrator shall be subject to the oversight of the Member.

8.2Non-Uniform Treatment.  The Member’s and the Plan Administrator’s determinations under the Plan need not be uniform and any such determinations may be made selectively among Participants. Without limiting the generality of the foregoing, the Member and the Plan Administrator shall be entitled, among other things, to make non-uniform and selective determinations with regard to the terms or conditions of any Deferred Compensation.

8.3Plan Administrator Decisions Final.  Subject to ARTICLE 10, all decisions made by the Member and the Plan Administrator pursuant to the provisions of the Plan shall be final and binding on the Company, the Participating Employers, the Participants, and Beneficiaries, and all persons and entities having an interest therein, and by becoming a Participant, an Eligible Employee shall be deemed to have acknowledged and accepted the Member’s and the Plan Administrator’s authority and discretion.

8.4Indemnification.  The Member and the Plan Administrator and any designee shall not be liable for any action, failure to act, determination, or interpretation made in good faith with respect to the Plan except for any liability arising from his or her own gross negligence or wilful misconduct.

ARTICLE 9

Amendment and Termination.

Subject to the applicable requirements of Section 409A, the Member may, at any time, and in its discretion, alter, amend, modify, suspend, or terminate the Plan or any portion thereof, provided, however, that no such alteration, amendment, modification, suspension, or termination shall, without the consent of a Participant, adversely affect such Participant’s rights with respect to amounts credited to or accrued in his or her Account.

ARTICLE 10

Claims Procedures.

10.1Filing a Claim.  Any Participant or other person claiming an interest in the Plan (the “Claimant”) may file a claim in writing with the Plan Administrator.  The Plan Administrator shall review the claim itself or appoint an individual or entity to review the claim.

10.2Claim Decision.  The Claimant shall be notified within 90 days after the claim is filed whether the claim is approved or denied, unless the Plan Administrator determines that special circumstances require an extension of time, in which case the Plan Administrator may have up to an additional 90 days to process the claim.  If the Plan Administrator determines that an extension of time for processing is required, the Plan Administrator shall furnish written or electronic notice of the extension to the Claimant before the end of the initial 90-day period.  Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Plan Administrator expects to render its decision.

10.3Notice of Denial.  If the Plan Administrator denies the claim, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:

(a)The specific reason(s) for the denial;

(b)Specific reference to the pertinent Plan provisions on which such denial is based;

(c)A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary; and

(d)A description of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim on appeal.

10.4Appeal Procedures.  A request for appeal of a denied claim must be made in writing to the Plan Administrator within 60 days after receiving notice of denial.  The decision on appeal shall be made within 60 days after the Plan Administrator’s receipt of a request for appeal, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered not later than 120 days after receipt of a request for appeal.  A notice of such an extension must be provided to the Claimant within the initial 60-day period and must explain the special circumstances and provide an expected date of decision.  The reviewer shall afford the Claimant an opportunity to review and receive, upon request and without charge, all relevant all documents, records, and other information relevant to the Claimant’s claim for benefits and to submit to the Plan Administrator written comments, documents, records, and other information relating to the claim for benefits.  The reviewer shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

10.5Notice of Decision on Appeal.  If the Plan Administrator denies the appeal, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:

(a)The specific reason(s) for the denial;

(b)Specific references to the pertinent Plan provisions on which such denial is based;

(c)A statement that the Claimant may receive on request and without charge reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;

(d)A description of the Plan’s voluntary procedures and deadlines, if any; and

(e)A statement of the Claimant’s right to sue under Section 502(a) of ERISA.

10.6Claims Procedures Mandatory.  The internal claims procedures set forth in this ARTICLE 10 are mandatory.  If a Claimant fails to follow these claims procedures, or to timely file a request for appeal in accordance with this ARTICLE 10, the denial of the Claim shall become final and binding on all persons for all purposes.

ARTICLE 11

Miscellaneous.

11.1No Employment or Other Service Rights.  Nothing in the Plan or any instrument executed pursuant thereto shall confer upon any Participant any right to continue to serve the Employer or interfere in any way with the right of the Employer to terminate the Participant’s employment or service at any time with or without notice and with or without cause.

11.2Unfunded Obligation.  Until deferred benefits hereunder are distributed in accordance with the terms of the Plan, the interest of each Participant and Beneficiary therein is contingent only.  Title to and beneficial ownership of any assets, which the Company may set aside or earmark to meet its obligations with respect to Participant Accounts hereunder shall at all times remain the property of the Company.  All Participants and Beneficiaries are general unsecured creditors of the Company with respect to the benefits due hereunder, and the Plan constitutes an agreement by the Company to make benefit payments in the future.  It is the intention of the Company that the Plan be considered unfunded for tax purposes.

11.3No Trust Obligation.  In order to meet its obligations hereunder, funds may be set aside or earmarked by the Company.  These funds may be kept in cash, or invested and reinvested, at the discretion of the Plan Administrator.  The Company may, but is not required to, establish a grantor trust which may be used to hold assets of the Company which are maintained as reserves against the Company’s unfunded, unsecured obligations hereunder.  Such reserves shall at all times be subject to the claims of the Company’s creditors.  To the extent such trust or other vehicle is established, and assets contributed, for the purpose of fulfilling the Company’s obligation hereunder, then such obligation of the Company shall be reduced to the extent such assets are utilized to meet its obligations hereunder.

11.4Tax Withholding.  The Company shall have the right to deduct from any amounts otherwise payable under the Plan any federal, state, local, or other applicable taxes required to be withheld.

11.5Section 409A of the Code.

(a)The Plan is intended to comply with the requirements of Section 409A, and shall in all respects be administered in accordance with Section 409A.  Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Section 409A and the Company and the Participating Employers shall have no liability to any Participant for any failure to comply with Section 409A.

(b)Notwithstanding anything in the Plan to the contrary, distributions may only be made under the Plan upon an event and in a manner permitted by Section 409A, and all payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” as defined under Section 409A.  All amounts to be distributed under this Plan shall be paid, or commence to be paid, within 60 days after the Benefit Commencement Date, subject to the six-month delay described below, if applicable, or the applicable anniversary in the case of installment payments, but in no event shall a payment be made after December 31 of the calendar year in which the payment is scheduled to be made, or otherwise in accordance with Section 409A.  In no event shall a Participant, directly or indirectly, designate the calendar year of payment, except as permitted by Section 409A.

(c)Notwithstanding anything in the Plan to the contrary, if a Participant’s distribution is to commence, or be paid upon, Separation from Service, payment of the distribution shall be delayed for a period of six months after the Participant’s Separation from Service, if the Participant is a “specified employee” as defined under Section 409A (as determined by the Plan Administrator) and if required pursuant to Section 409A (“six-month delay”).  If payment is delayed, the Participant’s distribution shall commence, or be paid, within 30 days of the date that is the six-month anniversary of the Participant’s Separation from Service.  If the Participant dies during the six-month delay, the accumulated postponed amount shall be paid as described in Section 7.3.

(d)This Plan shall constitute an “account balance plan” as defined in Treas. Reg. Section 31.3121(v)(2)-1(c)(1)(ii)(A).  For purposes of Section 409A, all amounts deferred under this Plan shall be aggregated with amounts deferred under other account balance plans.

11.6No Warranties.  Neither the Company, nor the Participating Employers, nor the Plan Administrator warrants or represents that the value of any Participant’s Account will increase.  Each Participant assumes the risk in connection with the deemed investment of his or her Account.

11.7Beneficiary Designation.  Each Participant under the Plan may from time to time name any Beneficiary or Beneficiaries to receive the Participant’s interest in the Plan in the event of the Participant’s death.  Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Plan Administrator and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.  If a Participant fails to designate a Beneficiary, then the Participant’s designated Beneficiary shall be deemed to be the Participant’s estate.

11.8No Assignment.  Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, or otherwise encumber, transfer, hypothecate, or convey any amounts payable hereunder prior to the date that such amounts are paid (except for the designation of Beneficiaries pursuant to Section 11.7).  For the avoidance of doubt, a Participant’s right to benefits under this Plan may not be assigned to an alternate payee in connection with the Participant’s divorce or separation.

11.9Expenses.  The costs of administering the Plan shall be charged to Participant Accounts, unless paid for by the Company or a Participating Employer, as determined by the Company in its discretion.

11.10Severability.  If any provision of the Plan is held to be invalid, illegal, or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent of such invalidity, illegality, or unenforceability and the remaining provisions shall not be affected.

11.11Successors.  The Plan shall be binding upon and insure to the benefit of the Company, its successors and assigns, and the Participants and their heirs, executors, administrators, and legal representatives.

11.12Headings and Subheadings.  Headings and subheadings in the Plan are for convenience only and are not to be considered in the construction of the provisions hereof.

11.13Governing Law.  The Plan shall be administered, construed, and governed in all respects under and by the laws of the State of New York, without reference to the principles of conflicts of law (except and to the extent pre-empted by applicable Federal law).

Exhibit A

Participating Employers

1.	Genpact LLC
2.	Headstrong Services, LLC
3.	Genpact Insurance Administration Services Inc.
4.	Genpact International, Inc.
5.	Genpact Onsite Services, Inc.
6.	Genpact WB LLC
7.	Genpact Mortgage Services, Inc.
8.	BrightClaim, LLC
9.	OnSource, LLC
10.	LeaseDiminsions, Inc.
11.	TandemSeven, Inc.
12.	PNMSoft USA Inc.
13.	Pharmalink Consulting Inc.
14.	Jawood Business Process Solutions, LLC
15.	RAGE Frameworks, Inc.
16.	Endeavour Software Technologies Inc.
17.	National Vendor, LLC